Exhibit 99.1

Poniard Pharmaceuticals Regains Compliance

with Nasdaq Minimum Bid Listing Requirement

South San Francisco, Calif. (October 11, 2006) — Poniard Pharmaceuticals, Inc. (NASDAQ: PARDD), a specialty pharmaceutical company focused on oncology, today announced that it has received a letter from the Nasdaq Stock Market advising that the Company has regained compliance with the Nasdaq Capital Market minimum bid price requirement by maintaining a closing bid price of $1.00 per share or greater for at least 10 consecutive trading days.

On August 7, 2006, Poniard received a notice from the Nasdaq indicating that the Company was not in compliance with Nasdaq Marketplace Rule 4310(c)(4) because the closing bid price per share for its common stock had been below $1.00 for 30 consecutive trading days.  The Company was provided 180 days, or until February 5, 2007, in which to regain compliance.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the discovery, development and commercialization of innovative oncology products to impact the lives of people with cancer.  Picoplatin, the Company’s lead product candidate, is a new generation platinum therapy that provides a differentiated spectrum of activity and an improved safety profile.  An intravenous chemotherapeutic agent, picoplatin is designed to overcome platinum resistance associated with the treatment of solid tumors.  Picoplatin currently is being studied in clinical trials for the treatment of small cell lung, colorectal and hormone-refractory prostate cancers.  As part of the Company’s strategic goal of building a diverse oncology pipeline, the Company also is collaborating with the Scripps Florida Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors.  For additional information please visit www.poniard.com.

© 2006 Poniard Pharmaceuticals, Inc.  All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Julie Rathbun

Poniard Pharmaceuticals

Corporate Communications

7000 Shoreline Court, Suite 270

South San Francisco, CA  94080

206-286-2517

jrathbun@poniard.com

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